News release FOR IMMEDIATE RELEASE Avantor® Appoints Mary Blenn as Executive Vice President and Chief Operating Officer Radnor, Pa. – November 10, 2025 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission-critical products and services to customers in the life sciences and advanced technologies industries, today announced that Mary Blenn has been appointed to the newly created role of Executive Vice President and Chief Operating Officer, effective immediately. Ms. Blenn will report to President and CEO Emmanuel Ligner and will lead the Company’s manufacturing and supply chain operations. She will be responsible for aligning Avantor’s manufacturing and logistics network with its growth strategy, enhancing efficiency and scalability, and ensuring the Company delivers consistently high-quality, reliable solutions for customers. Ms. Blenn brings more than three decades of global operations, manufacturing, and supply chain leadership in the life sciences, medical technology, and industrial manufacturing sectors. Most recently, Ms. Blenn served as Senior Vice President of Global Operations & Supply Chain at Cytiva. She has held senior executive leadership roles at General Electric across its healthcare and biopharma divisions and is recognized for her expertise in global manufacturing, supply chain optimization, M&A integration, risk management, and compliance. Throughout her career, she has demonstrated success in operational integration and in building resilient, high-performing teams across complex, regulated environments. “Having worked with Mary before, I’ve seen firsthand her ability to transform complex operations into agile, high-performing systems,” said Emmanuel Ligner, President and CEO of Avantor. “Her track record of leading large-scale manufacturing and supply chain organizations through periods of rapid growth and change makes her exceptionally well-suited for this role. As Avantor strengthens its operational and commercial foundation, Mary’s leadership will be instrumental in ensuring we operate with excellence, consistency, and customer-focused precision.” “I am honored to join Avantor at this important time in its revival,” said Mary Blenn. “I look forward to partnering with Emmanuel and the talented teams across Avantor to strengthen our manufacturing and supply chain capabilities, embed lean principles into everything we do, and serve our customers with greater speed, reliability, and impact.” About Avantor Avantor® is a leading life science tools company and global provider of mission-critical products and services to the life sciences and advanced technology industries. We work side-by-side with customers at every step of the scientific journey to enable breakthroughs in medicine,

page | 2 healthcare, and technology. Our portfolio is used in virtually every stage of the most important research, development and production activities at more than 300,000 customer locations in 180 countries. For more information, visit avantorsciences.com and find us on LinkedIn, X (Twitter) and Facebook. Avantor Media Contact Eric Van Zanten Head of External Communications Avantor 610-529-6219 Eric.Vanzanten@avantorsciences.com Avantor Investor Relations Contact Allison Hosak Senior Vice President, Global Communications Avantor 908-329-7281 Allison.Hosak@avantorsciences.com